SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2004

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1632900
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

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Item 5. Other Events

        On March 4, 2004, the Registrant's financial institution subsidiary, Banner Bank, announced that it was entering the southwestern Idaho market, including Boise and Twin Falls. For further information, reference is made to the press release dated March 4, 2004, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        Exhibit

           99     Press Release dated March 4, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

DATE: March 4, 2004	By: /s/ D. Michael Jones
D. Michael Jones
President and Chief Executive Officer

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Exhibit 99

Press Release dated March 4, 2004

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Banner Bank Announces Plans to Enter the Boise Market

WALLA WALLA, Wash.--March 4, 2004--Banner Bank announced today that it is entering the southwestern Idaho market, including Boise and Twin Falls. The Company plans to initially operate commercial lending centers in the area and has hired a group of 11 well known, experienced commercial bankers to lead the Bank's expansion efforts. Phase two of the plan will have the Bank add retail bank branches in the area to provide full service commercial banking operations to the entire communities.

"The southern Idaho market offers Banner Bank an excellent opportunity to extend our franchise and serve a growing, vital center in the Pacific Northwest," said D. Michael Jones, President and Chief Executive Officer of Banner Bank. "While this expansion will dilute net earnings in the first year by approximately $800,000, the southwestern Idaho market adds geographic diversity to our major lending centers in Portland and the Puget Sound area." Banner Bank currently operates two branch offices in Lewiston, Idaho.

The new Idaho team of lenders will be led by Willis Robinette, who has 20 years of banking experience in the state. Prior to joining Banner Bank, Robinette was responsible for managing all facets of commercial banking in Southern Idaho for a large banking institution.

"We are extremely pleased to have Willis Robinette and his team of commercial lenders join us," said Jones. "We believe they are the right people to introduce Banner Bank's services into the market. Their past success and knowledge of potential customers will serve us well."

Banner Bank, a subsidiary of Banner Corporation (Nasdaq: BANR - News), is a commercial bank which operates a total of 42 branch offices and 10 loan offices in 20 counties in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Contact:
        Banner Corporation
        D. Michael Jones, President and CEO, or Lloyd W. Baker, CFO, 509-527-3636

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